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As filed with the Securities and Exchange Commission on January 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL
(Exact name of registrant as specified in its governing instrument)

Maryland (State of Organization)	13-3675988 (I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(Address of principal executive offices)

EQUITY RESIDENTIAL
2002 SHARE INCENTIVE PLAN

Bruce W. Duncan
President and Chief Executive Officer
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(Name and address of agent for service)

(312) 474-1300
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Bradley A. Van Auken, Esq.
Equity Residential
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Shares of Beneficial Interest, $.01 par value per share	23,125,828	$24.13	$558,026,229.64	$51,338.41

(1)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on January 17, 2003.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

  a.
  Annual Report on Form 10-K for the year ended December 31, 2001.

  b.
  Quarterly Report on Form 10-Q for the period ended March 31, 2002.

  c.
  Quarterly Report on Form 10-Q for the period ended June 30, 2002.

  d.
  Quarterly Report on Form 10-Q for the period ended September 30, 2002.

  e.
  Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

        All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.    DESCRIPTION OF SECURITIES.

        Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the securities has been passed upon for the Company by Bradley A. Van Auken, Esq., First Vice President and Assistant Secretary. Mr. Van Auken beneficially owns Common Shares and options to purchase Common Shares of the Company granted under the Company's 1993 Share Option and Share Award Plan.

Item 6.    INDEMNIFICATION OF TRUSTEES AND OFFICERS.

        Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors and officers of Maryland corporations. As permitted by the MGCL, the Registrant's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized or required by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant's bylaws also (x) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant or to any employee or agent of the Registrant or a predecessor of the Registrant, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

        The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant's trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

        The partnership agreement of ERP Operating Limited Partnership also provides for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's Declaration of Trust.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

Item 8.    EXHIBITS.

Exhibit Number	Exhibit Description
4.1*	Second Amended and Restated Declaration of Trust
4.2**	Amendment to Second Amended and Restated Declaration of Trust
4.3***	Fourth Amended and Restated Bylaws
4.4.	Equity Residential 2002 Share Incentive Plan
5.	Opinion of Bradley A. Van Auken
23.1	Consent of Ernst & Young LLP
23.2	Consent of Bradley A. Van Auken (included in Exhibit 5)

*
Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

**
Included in Appendix B to the prospectus contained in the Company's Registration Statement on Form S-4 filed with the Commission on July 23, 1999 and incorporated herein by reference.

***
Included as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001 and incorporated herein by reference.

Item 9.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 21, 2003.

EQUITY RESIDENTIAL
By:	/s/ BRUCE W. DUNCAN Bruce W. Duncan President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below on January 21, 2003:

Name

/s/ SAMUEL ZELL Samuel Zell	Chairman of the Board of Trustees
/s/ DOUGLAS CROCKER II Douglas Crocker II	Vice Chairman of the Board of Trustees
/s/ BRUCE W. DUNCAN Bruce W. Duncan	President, Chief Executive Officer and Trustee
/s/ DAVID J. NEITHERCUT David J. Neithercut	Executive Vice President and Chief Financial Officer
/s/ MICHAEL J. MCHUGH Michael J. McHugh	Executive Vice President, Chief Accounting Officer and Treasurer
/s/ GERALD A. SPECTOR Gerald A. Spector	Executive Vice President, Chief Operating Officer and Trustee
/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Trustee
/s/ JAMES D. HARPER, JR. James D. Harper, Jr.	Trustee
/s/ JOHN W. ALEXANDER John W. Alexander	Trustee
/s/ B. JOSEPH WHITE B. Joseph White	Trustee
/s/ JEFFREY H. LYNFORD Jeffrey H. Lynford	Trustee
/s/ EDWARD LOWENTHAL Edward Lowenthal	Trustee
/s/ MICHAEL N. THOMPSON Michael N. Thompson	Trustee
/s/ BOONE A. KNOX Boone A. Knox	Trustee
/s/ STEPHEN O. EVANS Stephen O. Evans	Trustee

Exhibit Index

Exhibit Number	Exhibit Description
4.1*	Second Amended and Restated Declaration of Trust
4.2**	Amendment to Second Amended and Restated Declaration of Trust
4.3***	Fourth Amended and Restated Bylaws
4.4.	Equity Residential 2002 Share Incentive Plan
5.	Opinion of Bradley A. Van Auken
23.1	Consent of Ernst & Young LLP
23.2	Consent of Bradley A. Van Auken (included in Exhibit 5)

*
Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

**
Included in Appendix B to the prospectus contained in the Company's Registration Statement on Form S-4 filed with the Commission on July 23, 1999 and incorporated herein by reference.

***
Included as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001 and incorporated herein by reference.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  Item 4. DESCRIPTION OF SECURITIES.
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  Item 6. INDEMNIFICATION OF TRUSTEES AND OFFICERS.
  Item 7. EXEMPTION FROM REGISTRATION CLAIMED.
  Item 8. EXHIBITS.
  Item 9. UNDERTAKINGS.
SIGNATURES
Exhibit Index